Exhibit 99.1

Magnolia Solar and Ecoark sign Merger Agreement; Plan for name change to Ecoark Holdings and Migration to a National U.S. Stock Exchange.

Magnolia Solar Corporation (OTCQB: MGLT) (“Magnolia Solar”) announced that it has signed a Merger Agreement with Ecoark, Inc. (“Ecoark”). The Merger Agreement was signed on January 29, 2016. Magnolia Solar will host a shareholder meeting on February 22, 2016 at 9am EST for the approval of certain Merger Agreement closing conditions as required by applicable regulations.

Dr. Ashok K. Sood, President, Chief Executive Officer and Director of Magnolia Solar said, “We are very excited about merging with Ecoark. Not only does this merger provide synergy for expanding the use of Magnolia’s technology, but it also provides us the opportunity to monetize these assets through Ecoark’s connectivity. Ecoark’s current growth trajectory provides a real win for all of Magnolia’s stakeholders.”

“We are delighted for Dr. Sood and his team at Magnolia Solar to become a part of the Ecoark suite of technologies,” said Randy May, Ecoark’s Chairman and Chief Executive Officer. “Magnolia Solar shares Ecoark’s core values of sustainability and social responsibility, and has a proven track record of creating a patented portfolio of emerging technologies. We look forward to utilizing Dr. Sood’s expertise in the expansion of our intellectual property.”

Magnolia Solar Inc, a subsidiary of Magnolia Solar Corporation, will continue to operate as a subsidiary of the merged company. Magnolia Solar has filed 15 patents to date and five of them have been issued by the US Patent Office and 10 patents applications are in various stages with the US Patent Office. These patents include the use of Nanostructured Antireflection Coating Technology for the minimization of reflection loss and development of high efficiency solar cells.

About Ecoark Corporation

Based in Rogers, AR, Ecoark was founded in 2011 to develop and deploy intelligent technologies and consumer products to national and international retailers, agriculture, food service, and commercial real estate and government agencies. Ecoark’s products have been developed through strategic acquisition and ground-up development. Ecoark has filed 78 patents and to date 58 have been issued by the US Patent Office and 20 are in various stages with the US Patent Office. Ecoark's operations are guided by sustainability policy emphasizing the “triple bottom line” of social, economic and environmental responsibility. Ecoark’s subsidiaries (Intelleflex, Inc., Eco3D, LLC and Pioneer Products, LLC) were strategically acquired to be scalable with a focus on recurring revenue, value and the customer experience. Ecoark has one other subsidiary, EcoArk360, LLC, which is a startup company.

For more information, please visit www.ecoarkusa.com, or visit us on Facebook, Twitter or LinkedIn.

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize high performance, flexible thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings. Magnolia’s has filed 15 patents with 5 of them issued and the remainder are patent pending. The technology has the ability to capture a larger part of the solar spectrum to enable high efficiency solar cells, and incorporates a unique, nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt. The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells. Magnolia’s solar cell technology is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit Magnolia Solar on Facebook, Twitter, YouTube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

ECOARK, INC.:

Brad Hoagland, CFA

(479) 259-2981

Bhoagland@ecoarkusa.com

MAGNOLIA SOLAR CORPORATION:

Dr. Ashok K. Sood

(781) 497-2900

info@magnoliasolar.com